UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

AZUR HOLDINGS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-25824	13-3337553
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

633 SE 3rd Avenue, Suite 203, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 954-763-1515

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 3, 2006 Azur Holdings, Inc. (the “Company”) entered into an engagement agreement with Nexxus One Capital Trust of Switzerland A.G. (“Nexxus”) (the “Agreement”).

Under the Agreement, Nexxus has been engaged to act as lead manager for a committed financing to the Company in an aggregate amount not to exceed $50 million or 80% of the current appraised value (based on an MAI appraisal) of the property known as Shell Landing Development in Gautier, Mississippi (“Shell Landing”), whichever is less, by purchasing a Senior Secured Redeemable Note of the Company in such principal amount (the “Note”). The closing of such transaction is required to occur within 10 days after receipt of a current MAI appraisal of the property and in any event not later than December 29, 2006. The Company will use the proceeds of the financing to repay all of the Company’s outstanding secured indebtedness other than approximately $6.6 million of indebtedness secured by a mortgage on the land and assets of the Shell Landing Golf Club.

If less than $50 million is provided at closing, the Company shall have the right to for a period of two years after the closing to require Nexxus to extend additional financing so that the aggregate amount of the financing is within the foregoing parameters based on a more current appraisal of the Shell Landing property. The Note will be secured by a first lien on all assets of the Company and its subsidiaries (other than the land and other assets of the Shell Landing Golf Club as to which the Note holders shall have a second lien), including, the Company’s interests in Shell Landing and a pledge by the Company of all of its subsidiaries’ equity (other than membership interests in The Grand Shell Landing, LLC which owns the Shell Landing Golf Club) owned by the Company. The Company will also agree not to permit any other encumbrances on the collateral securing the Note without the Note holders’ prior written consent.

Interest on the Note will be payable quarterly and will accrue at a floating rate equal to the prime rate published by the Wall Street Journal plus 4% per annum, but in no event will the interest rate be less than 8% per annum. Commencing 365 days after the issuance of the Note, the Company shall make a monthly principal payment of 5% of the then current principal amount of the Note. In addition, the Company shall make mandatory prepayments on the Note in an amount equal 60% of the net proceeds received by the Company (after payment of customary closing costs) upon all sales of lots or blocks of the Shell Landing Development property while the Note is outstanding. Such payments will be applied first to accrued interest and then to principal. The unpaid principal amount of the Note and all accrued interest will be payable on the second anniversary of the date of issuance of the Note. The Company may make optional prepayments of principal of the Note at any time by paying 103% of the principal amount to be prepaid together with all accrued and unpaid interest on the Note.

As additional consideration to Nexxus for extending the financing, the Company will issue to Nexxus at the closing five year warrants to purchase for $.01 per share a total number of shares of the Company’s common stock equal to 20% of the number of fully diluted shares of the Company’s common stock immediately prior to the closing. 20% of the total warrants issued will be exercisable immediately upon the closing. An additional 20% of the warrants shall become exercisable 6, 12, 18 and 24 months after the closing, respectively. The warrants will contain a cashless exercise provision and customary anti-dilution provisions. In addition, the Company will issue to Nexxus or its assigns at the closing 15% of the equity in the Shell Landing property. The Company intends simultaneously with the closing to reorganize and simplify the ownership structure of Shell Landing which is currently held through several of the Company’s subsidiaries and a co-tenancy arrangement with certain entities.

At the closing the Company will also agree that following a planned distribution by Azur International, Inc. (“International”) to its stockholders of the Company’s shares owned by International, but not later than 12 months after the closing, Nexxus shall have the right to effect a re-capitalization of International, subject to the Company retaining a 5% equity interest in International.

On execution of the engagement letter, the Company became obligated to issue to Nexxus or its designees as a commitment fee an aggregate of 169,920 shares of the Company’s common stock. The shares will be issued in a Regulation S transaction not subject to registration under the United States securities laws.

At the closing, the Company will also pay to Nexxus’ advisor, McMahan Securities Corporation Finance LLC (‘McMahan”), a cash fee equal to 4% of the gross amount financing. In addition, at the closing the Company will pay specified fees and expenses incurred in connection with the financing as well as all reasonable and documented due diligence expenses of Nexxus and McMahan up to a maximum of $30,000.

If the financing is not consummated due to a decision of the Company not to proceed for any reason, the Company will reimburse Nexxus for all of its out-of-pocket expenses (including counsel fees and disbursements) incurred in connection with the proposed financing, up to $500,000.

The engagement letter also contains customary confidentiality and indemnification provisions in favor of Nexxus and its affiliates.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed with this Current Report:

Exhibit No.	Description of Exhibit

10.1	Engagement Agreement, dated November 3, 2006 between Nexxus and the Company.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZUR HOLDINGS, INC.

November 8, 2006
By:  /s/ Donald Winfrey

Donald Winfrey
President